Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-241000 and 333-279617) and Form S-8 (No. 333-233077, 333-233078, 333-256477 and 333-279618) of MainStreet Bancshares, Inc. of our reports dated March 14, 2025, relating to the consolidated financial statements and internal control over financial reporting of MainStreet Bancshares, Inc., which appear in this Annual Report on Form 10-K/A of MainStreet Bancshares, Inc. for the year ended December 31, 2024.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Roanoke, Virginia

March 12, 2026